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                                                                     Exhibit 4.1

                             ANTIDILUTION AGREEMENT

     THIS ANTIDILUTION AGREEMENT is entered into as of September 26, 2002 by and between Silicon Valley Bank ("Purchaser") and Cambridge Heart, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. Concurrently with the execution of this Antidilution Agreement, the Purchaser is acquiring from the Company a Warrant to Purchase Stock (the "Warrant") pursuant to which Purchaser has the right to acquire from the Company the Shares (as defined in the Warrant).

     B. By this Antidilution Agreement, the Purchaser and the Company desire to set forth the adjustments to the number of Shares issuable upon exercise of the Warrant and the Exercise Price therefor as a result of a Diluting Issuance (as defined below).

     C. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

          1. DEFINITIONS. As used in this Antidilution Agreement, the following terms have the following respective meanings:

                 (a) "Option" means any right, option, or warrant to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.

                 (b) "Convertible Securities" means any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                 (c) "Issue" means to grant, issue, sell, assume, or fix a record date for determining persons entitled to receive, any security (including Options), whichever of the foregoing is the first to occur.

                 (d) "Additional Common Shares" means all Common Stock (including reissued shares) Issued (or deemed to be issued pursuant to Section
2) after the original issue date of the Warrant and prior to the second anniversary of the original issue date of the Warrant. Additional Common Shares does not include, however, (i) any Common Stock Issued in a transaction described in Sections 2.1 and 2.2 of the Warrant; (ii) any Common Stock Issued upon conversion of Options and Convertible Securities outstanding as of the original issue date of the Warrant; (iii) the Shares; (iv) any Common Stock, Options or Convertible Securities Issued in connection with a bona fide strategic business partnership or acquisition transaction approved by the Board of Directors of the

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Company, or (v) Common Stock, Options or Convertible Securities Issued to
employees or directors of, or consultants to, the Company pursuant to a stock option plan, agreement or arrangement now existing or hereafter implemented approved by the Board of Directors of the Company.

          2. DEEMED ISSUANCE OF ADDITIONAL COMMON SHARES. The shares of Common Stock ultimately issuable upon exercise of an Option (including the shares of Common Stock ultimately issuable upon conversion or exercise of a Convertible Security issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of Common Stock ultimately issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of Common Stock issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

          3.     ADJUSTMENT OF WARRANT PRICE FOR DILUTING ISSUANCES.

                 3.1 WEIGHTED AVERAGE ADJUSTMENT. If the Company issues Additional Common Shares after the original issue date of the Warrant and the consideration per Additional Common Share (determined pursuant to Section 9 below) is less than the Exercise Price in effect immediately before such Issue (a "Diluting Issuance"), the Exercise Price shall be reduced, concurrently with such Issue, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Exercise Price by a fraction:

                 (a) the numerator of which is the number of shares of Common Stock outstanding immediately before such Issue plus the number of shares of Common Stock that the aggregate consideration received by the Company for the Additional Common Shares would purchase at the Exercise Price in effect immediately before such Issue, and

                 (b) the denominator of which is the number of shares of Common Stock outstanding immediately before such Issue plus the number of such Additional Common Shares.

                 3.2 ADJUSTMENT TO NUMBER OF SHARES. Upon each adjustment of the Exercise Price, the number of Shares issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares issuable upon exercise of the Warrant and (ii) the Exercise Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Exercise Price.

                 3.3    SECURITIES DEEMED OUTSTANDING. For the purpose of this
Section 3, all securities issuable upon exercise of any outstanding Convertible Securities or Options, warrants, or other rights to acquire securities of the Company shall be deemed to be outstanding.

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                 3.4    MINIMUM ADJUSTMENT OF EXERCISE PRICE. Notwithstanding
the foregoing, the applicable Exercise Price shall not be reduced if the amount of such reduction would be less than $0.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of, and together with, any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

          4. NO ADJUSTMENT FOR ISSUANCES FOLLOWING DEEMED ISSUANCES. No adjustment to the Exercise Price shall be made upon the exercise of Options or conversion of Convertible Securities.

          5. ADJUSTMENT FOLLOWING CHANGES IN TERMS OF OPTIONS OR CONVERTIBLE SECURITIES. If the consideration payable to, or the amount of Common Stock Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, the Exercise Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Exercise Price that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

          6. RECOMPUTATION UPON EXPIRATION OF OPTIONS OR CONVERTIBLE SECURITIES. The Exercise Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options for Common Stock, the Exercise Price shall be recomputed as if the only Additional Common Shares Issued were the shares of Common Stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Exercise Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 9), if any, upon the Issue of the Options for the Convertible Securities.

          7. LIMIT ON READJUSTMENTS. No readjustment of the Exercise Price pursuant to Sections 5 or 6 shall increase the Exercise Price by more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities with respect to which such readjustment is made.

          8. 30 DAY OPTIONS. In the case of any Options that expire by their terms not more than 30 days after the date of Issue thereof, no adjustment of the Exercise Price shall be made until the exercise of such Options.

          9. COMPUTATION OF CONSIDERATION. The consideration received by the Company for the Issue of any Additional Common Shares shall be computed as follows:

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                 (a)    CASH shall be valued at the amount of cash received by
the Company, excluding amounts paid or payable for accrued interest or accrued dividends.

                 (b) PROPERTY. Property other than cash shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board of Directors of the Company.

                 (c) MIXED CONSIDERATION. The consideration for Additional Common Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

                 (d) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per Additional Common Share for Options and Convertible Securities shall be determined by dividing:

                        (i) the total amount, if any, received or receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by

                        (ii) the maximum amount of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately issuable upon the exercise of such Options or the conversion of such Convertible Securities.

          10.    GENERAL.

                 10.1 GOVERNING LAW. This Antidilution Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts as such laws are applied to agreements between Massachusetts residents entered into and to be performed entirely within Massachusetts.

                 10.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                 10.3 ENTIRE AGREEMENT. This Antidilution Agreement and the other documents delivered pursuant hereto or in connection herewith constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                 10.4 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to Purchaser at Purchaser's address(es) as set forth below, or at such other address(es) as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the

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Company's address set forth below, or at such other address as the Company shall have furnished to the Purchaser in writing.

                 10.5 SEVERABILITY. In case any provision of this Antidilution Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Antidilution Agreement shall not in any way be affected or impaired thereby.

                 10.6 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Antidilution Agreement.

                 10.7 COUNTERPARTS. This Antidilution Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

PURCHASER                               COMPANY

SILICON VALLEY BANK                     CAMBRIDGE HEART, INC.


By: /s/ John V. Atanasoff               By:   /s/ Robert B. Palardy
   ----------------------                  -----------------------------
Name: John V. Atanasoff                 Name: Robert B. Palardy
Title: Regional Market Manager          Title: CFO
Address: One Newton Executive Park      Address: 1 Oak Park Dr.
         Newton, MA  02462                       Bedford, MA  01730

copy to: Silicon Valley Bank
         Treasury Department
         3003 Tasman Drive
         HA 200
         Santa Clara, CA 95054

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